As filed with the Securities and Exchange Commission on September 18, 2019

Registration No. 333- 25401

Registration No. 333- 41775

Registration No. 333- 104142

Registration No. 333- 142791

Registration No. 333- 148449

Registration No. 333- 181790

Registration No. 333- 189733

Registration No. 333- 217544

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-25401)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-41775)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-104142)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-142791)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-148449)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-181790)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-189733)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-217544)

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Total System Services, Inc.

(Global Payments Inc., as successor by merger to Total System Services, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Georgia	58-1493818
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

(770) 829-8000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Total System Services, Inc. 1992 Long-Term Incentive Plan

Total System Services, Inc. 2002 Long-Term Incentive Plan

Total System Services, Inc. 2007 Omnibus Plan

Total System Services, Inc. 2008 Omnibus Plan

Total System Services, Inc. 2012 Employee Stock Purchase Plan

Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan

for Options and Restricted Shares assumed by the Registrant

Total System Services, Inc. 2017 Omnibus Plan

(Full Title of the Plans)

David L. Green

Senior Executive Vice President, General Counsel and Secretary

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

(770) 829-8256

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:

Edward D. Herlihy

Jacob A. Kling

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

Total System Services, Inc., a Georgia corporation (the “Registrant”), is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under:

•

Registration Statement No. 333-25401, filed with the Commission on April 18, 1997, registering 1,600,000 shares of common stock, par value $0.10 per share (“Common Stock”), of the Registrant under the Total System Services, Inc. 1992 Long-Term Incentive Plan;

•	Registration Statement No. 333-41775, filed with the Commission on December 9, 1997, registering 533,500 shares of Common Stock under the Total System Services, Inc. 1992 Long-Term Incentive Plan;

•	Registration Statement No. 333-104142, filed with the Commission on March 31, 2003, registering 9,355,299 shares of Common Stock under the Total System Services, Inc. 2002 Long-Term Incentive Plan;

•	Registration Statement No. 333-142791, filed with the Commission on May 10, 2007, registering 5,000,000 shares of Common Stock under the Total System Services, Inc. 2007 Omnibus Plan;

•	Registration Statement No. 333-148449, filed with the Commission on January 3, 2008, registering 17,000,000 shares of Common Stock under the Total System Services, Inc. 2008 Omnibus Plan;

•	Registration Statement No. 333-181790, filed with the Commission on May 31, 2012, registering 10,000,000 shares of Common Stock under the Total System Services, Inc. 2012 Employee Stock Purchase Plan;

•

Registration Statement No. 333-189733, filed with the Commission on July 1, 2013, registering 2,018,150 shares of Common Stock in respect of the awards issued under the Amended and Restated NetSpend Holdings, Inc. 2004 Equity Incentive Plan for Options and Restricted Shares assumed by the Registrant in connection with its acquisition of NetSpend Holdings, Inc. on July 1, 2013; and

•	Registration Statement No. 333-217544, filed with the Commission on April 28, 2017, registering 15,000,000 shares of Common Stock under the Total System Services, Inc. 2017 Omnibus Plan.

On September 17, 2019, pursuant to the Agreement and Plan of Merger, dated as of May 27, 2019, by and between Global Payments Inc. (“Global Payments”) and the Registrant, the Registrant merged with and into Global Payments (the “merger”), with Global Payments continuing as the surviving corporation of the merger.

In connection with the completion of the merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all Common Stock and any other securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Global Payments, as successor by merger to the Registrant, certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 18th day of September, 2019.

GLOBAL PAYMENTS INC.
as successor by merger to Total System Services, Inc.

By:	/s/ David L. Green
Name:	David L. Green
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign these Post-Effective Amendments to the above-referenced Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.